Exhibit 4(c)(8)
CORGI INTERNATIONAL LIMITED

EXECUTIVE EMPLOYMENT AGREEMENT AMENDMENT

FOR

GEORGE B. VOLANAKIS

This Executive Employment Agreement Amendment (“Amendment”) is entered into as of January 6, 2006 (the “Amendment Date”), by and between George B. Volanakis (“Executive”) and Corgi International Limited, formerly known as Zindart Limited, a Hong Kong corporation (the “Company,” and together with its subsidiaries, the “Group”).

Whereas, the Group and Executive are parties to an Executive Employment Agreement dated February 13, 2004 (the “Agreement”); and

Whereas, the Group and Executive mutually desire to amend the Agreement;

Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1. Definitions.

1.1 Contractual Terms. All terms within this Amendment have the same meaning as defined in the Agreement, unless specifically defined otherwise.

1.2 Entire Agreement. This Amendment, together with the Agreement and Proprietary Information Agreement, constitutes the entire agreement between Executive and the Group. Except as specifically agreed herein, terms of the Agreement remain in effect and are unchanged.

2. Employment by the Group.

2.1 Title and Responsibilities. In addition to the title and responsibilities stated in the Agreement, the Company agrees to employ Executive in the position of Chief Executive Officer, and Executive hereby accepts such employment, effective as of the Amendment Date. Executive will report directly to the Chairman of the Group (the “Chairman”).

3. Compensation and Benefits.

3.1 Bonus Compensation. Executive shall be eligible to receive a bonus payment of up to fifty percent (50%) of his base salary, subject to the Group’s satisfactory attainment of financial goals and bonus plan to be presented by the executive for approval by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) no later than March 1 of each year.

4. Term; Termination Of Employment.

4.1 Term. Unless terminated earlier, this agreement will terminate on the date of the Company’s annual general shareholders meeting (“AGM”), and will be reviewed for renewal by the Compensation Committee 120 days prior to the AGM. Executive’s employment with the Company will continue to be at will, as set forth in the Agreement.

4.2 Termination Without Cause. If the Company terminates Executive’s employment at any time prior to the end of the Term, without Cause, Executive shall be entitled to a severance payment equal to six (6) months of his then current base salary.

4.3 Termination Related to Change of Control (Success Fee). If the Company terminates Executive’s employment subsequent to an event in which the Group is sold, or a controlling interest of the outstanding shares of the Group is transferred to a third party (“Group Sale”), Executive shall be entitled to the greater of a severance payment equal to twelve (12) months of his then current base salary or one percent (1%) of the transaction value. For avoidance of doubt, the Company agrees to terminate Executive’s employment subsequent to such an event. In addition, Executive shall receive a cash settlement based on the formula 200,000 x (CRGI per share price upon a Group Sale less CRGI per share price as at January 1, 2006).

4.4 Withholdings; Release. All amounts payable to Executive under Sections 4.2 or 4.3 above shall be reduced by the amount of all required and designated payroll deductions and withholdings, and shall be conditioned on Executive delivering to the Group a signed and effective general release of claims in a form acceptable to the Company.

5. General Provisions.

5.1 Entire Agreement. Except as modified in this Amendment, the Agreement shall remain in full force and effect. This Amendment, together with the Agreement and the Proprietary Information Agreement, constitutes the entire agreement between Executive and the Group and supersedes any and all prior agreements, promises, representations or statements, written or otherwise, between Executive and the Group (other than the Agreement or Proprietary Information Agreement), with regard to these subject matters. It is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by Executive and the Chairman of the Company.

5.2 Counterparts. This Amendment may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Amendment.

5.3 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

In Witness Whereof, the parties have executed this Amendment effective as of the date first above written.

CORGI INTERNATIONAL LIMITED

By: /s/ C. John Clough
      C. John Clough
        Chairman, Corgi International Limited

Accepted and Agreed
                                /s/ George B. Volanakis
George B. Volanakis